UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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Retractable Technologies, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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www.vanishpoint.com - rti@vanishpoint.com
P.O. Box 9, 511 Lobo Lane, Little Elm, Texas 75068-0009
Tel: (972) 294-1010 - Fax: (972) 292-3600 - Toll Free: (888)806-2626

Dear fellow shareholders:

As you may know, due to market activity following the issuance of the Fifth Circuit’s opinion on December 2 in Retractable Technologies, Inc.’s (“RTI”) case against Becton, Dickinson and Company, our stock price has fallen dramatically.

On November 17, RTI solicited your vote to approve a stock option grant to me, Thomas J. Shaw, which would be exercisable into Three Million (3,000,000) shares upon approval.  On November 17, RTI’s stock closed at $2.45 per share and the stock option, which was granted on November 1, had a $2.66 per share exercise price.  On December 7, RTI’s stock closed at $1.11 per share.  Accordingly, RTI does not believe that now is the time to incur a stock option expense of $5.9 million relating to this option.  Therefore, the Board of Directors has determined to reverse and modify its earlier recommendation as follows:

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “AGAINST” APPROVAL OF THE STOCK OPTION GRANT TO THOMAS J. SHAW.

Accordingly, I have voted my shares against the proposal.  If the proposal is not approved, the option will terminate by its terms.

The Special Meeting, which relates only to this vote, will still be held at 11:00 a.m. Central time on December 27 at the Little Elm Town Hall located at 100 West Eldorado Parkway, Little Elm, Texas 75068.

If you have not yet voted, you may vote your shares in any of the following four ways: (1) you may vote in person at the Special Meeting; (2) you may vote using your 16-digit control number at www.proxyvote.com; (3) you may vote by mail using your proxy card; or (4) you may vote by phone by calling 1-800-690-6903 using your 16-digit control number.  You may change your vote even after you have submitted your proxy by (A) voting again by Internet or telephone; (B) sending a written statement revoking your proxy to the Secretary of the Company; (C) submitting a properly signed proxy with a later date; or (D) voting in person at the Special Meeting.

We understand that the decline in stock price, as well as the uncertainty and duration of our litigation, has been difficult for all of you. We will continue to focus on providing the public with lifesaving technology.  We thank you for your support.

Sincerely,

Thomas J. Shaw

President and Chief Executive Officer

Additional information about the Special Meeting and where you can find it: RTI filed a definitive proxy statement with the SEC on November 17, 2016 in connection with a special meeting on December 27, 2016 to be held solely for the purpose of voting on the stock option. BEFORE MAKING ANY VOTING DECISION, RTI SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT.  The proxy statement and any other documents filed by RTI with the SEC may be obtained free of charge at the SEC’s website at www.sec.gov.  In addition, all SEC filings may be viewed on RTI’s website at www.vanishpoint.com.